Exhibit 99.1

Contact: 480-693-5729

FOR IMMEDIATE RELEASE

BILL POST JOINS THE US AIRWAYS BOARD

TEMPE, Ariz., Sept. 6, 2011 — US Airways (NYSE: LCC) today announced that William J. Post, retired chairman and CEO of Pinnacle West Corporation, and former president  and CEO of Arizona Public Service (APS), has joined its Board of Directors. Post, 60, will serve on the Board’s Compensation and Human Resources Committee and its Labor Committee.

US Airways’ Chairman and CEO Doug Parker said, “We are extremely pleased to welcome Bill to US Airways. He is a seasoned corporate leader with extensive experience operating in a complex and highly-regulated environment.
US Airways will benefit from Bill’s broad business knowledge and strategic perspective, and we expect that he will be a significant contributor to our Board.”

He currently serves as Chairman of the Board of Swift Transportation, and as a director of First Solar and Blue Cross Blue Shield of Arizona. In addition to serving as Chairman and CEO of Pinnacle West, Post also previously served as Chairman of Suncor Development Company, Stagg Information Systems, Nuclear Assurance Corporation, Nuclear Electric Insurance Limited, the Institute of Nuclear Power and El Dorado Investment Company. He also was a Director of Phelps Dodge Corporation (currently Freeport McMoRan).

In addition to his corporate work, Post has been a leader in the community, serving as Chairman of the Boards of the Business Coalition, Greater Phoenix Leadership, Greater Phoenix Economic Council, Greater Phoenix Chamber of Commerce, and the United Way Campaign. He currently serves on the Boards of Translational Genomics Research Institute and the Thunderbird School of International Management. He is also Chairman of the Board of Trustees of Arizona State University, where he received a Bachelor of Science Degree in 1973.

About US Airways

US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,200 flights per day and serves more than 200 communities in the U.S., Canada, Mexico, Europe, the Middle East, the Caribbean, Central and South America. The airline employs 32,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers its customers more than 21,000 daily flights to 1,185 airports in 185 countries. Together with its US Airways Express partners, the airline serves approximately 80 million passengers each year and operates hubs in Charlotte, N.C., Philadelphia and Phoenix, and a focus city in Washington, D.C. at Ronald Reagan Washington National Airport. US Airways was the only airline included as one of the 50 best companies to work for in the U.S. by LATINA Style magazine’s 50 Report for 2010 and 2011. The airline also earned a 100 percent rating on the Human Rights Campaign Corporate Equality index for the sixth year in a row. The Corporate Equality index is a leading indicator of companies’ attitudes and policies toward lesbian, gay, bisexual and transgender employees and customers. US Airways also ranked #1 among its competing hub-and-spoke network carriers for 2010 performance as rated by the Wichita State University/Purdue University Airline Quality Rating (AQR). For more company information visit usairways.com, follow on Twitter @USAirways or at Facebook.com/USAirways. (LCCG)

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